Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ENDOLOGIX, INC.,
a Delaware corporation
ENDOLOGIX, INC., a Delaware corporation (the “Corporation”), organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:
FIRST: The Board of Directors of the Corporation (the “Board of Directors”) has duly adopted resolutions proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof, and authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”).
SECOND: Upon the effectiveness of this Certificate of Amendment, the first four sentences of Article IV, Section (A) of the Certificate of Incorporation are hereby amended and restated to read as follows:
"(A) Classes of Stock. This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is one hundred seventy five million (175,000,000). The number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.001 per share. The number of shares of Common Stock authorized to be issued is one hundred seventy million (170,000,000), par value $0.001 per share."
THIRD: That thereafter, the holders of the necessary number of shares of capital stock of the Corporation voted in favor of the foregoing amendment at the Corporation’s 2018 Annual Meeting of Stockholders called and held on June 14, 2018 upon notice in accordance with the provisions of Section 222 of the DGCL.
FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned, and the undersigned has executed this Certificate of Amendment and affirms the foregoing as true under penalty of perjury this 14th day of June, 2018.

/s/ John Onopchenko
Name:     John Onopchenko
Title:     Chief Executive Officer